EXHIBIT B-4


                   INDEMNIFICATION AND REIMBURSEMENT AGREEMENT
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          THIS AGREEMENT, dated as of                           , 2000, between
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Alliant Energy Corporation, a Wisconsin corporation ("Alliant"), and Wisconsin
Energy Corporation, a Wisconsin corporation ("WEC"),

                                   WITNESSETH:

          WHEREAS, American Transmission Company, LLC (the "Borrower") has
entered into a Credit Agreement dated                          , 2000, with
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various financial institutions (the "Lenders") and Bank One, NA (the "Agent")
pursuant to which the Lenders may make certain loans to the Borrower; and

          WHEREAS, WEC has, either directly or through a subsidiary, made a substantial investment in the Borrower; and

          WHEREAS, Alliant has executed a Guaranty ("Guaranty Agreement") dated
as of                          , 2000, in favor of the Agent and the Lenders,
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under which Alliant has agreed to guaranty payment of certain obligations
("Obligations") of the Borrower under or in connection with the Credit Agreement; and

          WHEREAS, WEC has agreed to indemnify and reimburse Alliant for one-half of any payments which Alliant makes under the Guaranty Agreement; and

          WHEREAS, Alliant has entered into a Reimbursement Agreement dated
             , 2000 (the "Reimbursement Agreement") with the Borrower with
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respect to payments which may be made by Alliant under the Guaranty Agreement;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Alliant to enter into the Guaranty Agreement, the parties hereto agree as follows:

     1.   Reimbursement by WEC. WEC hereby unconditionally promises to pay to
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Alliant within five business days after demand, without defense, setoff or counterclaim, (a) fifty percent (50%) of all amounts which Alliant may pay to the Agent or any Lender under or in connection with the Guaranty Agreement, and
(b) interest on all amounts for which WEC is responsible under subsection (a) from the date of payment by Alliant to five (5) business days after Alliant sends to WEC a demand for payment of a specified amount due to Alliant under this section, accompanied by a copy of any written demand for payment received by Alliant under the Guaranty Agreement, at a daily rate equal to the rate payable on Dealer Commercial Paper with a maturity of thirty (30) days as published in the "Money Rates" section of The Wall Street Journal (or, if not so
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published, as determined by any other reasonable method), and thereafter to and including the date of reimbursement by WEC at the rate of interest announced by Bank One, NA from time to time as its prime or reference rate for interest rate determinations plus 2% per annum, with the interest rate thereon changing as and when such prime rate changes. WEC's obligation to reimburse Alliant shall be


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absolute, unconditional and irrevocable, shall be paid strictly in accordance with this Agreement, and shall not be affected by, and Alliant shall not be responsible for, among other things, (a) the validity or enforceability of, or compliance with the terms of, the Guaranty Agreement, the Credit Agreement, the Reimbursement Agreement or any related document, (b) the use of the proceeds of loans made under the Credit Agreement, or (c) any dispute between the Borrower and the Agent or any Lender or Lenders. Alliant shall not be obligated to: (a) take any steps whatsoever to collect from, or to file any claim of any kind against, the Borrower, or any other person or entity liable for payment or performance of any of the Obligations; or (b) take any steps whatsoever to protect, accept, obtain, enforce, take possession of, perfect its interest in, foreclose or realize on collateral or security, if any, for the payment or performance of the Reimbursement Agreement, any of the Obligations or any agreement which relates to any of the Obligations; or (c) in any other respect exercise any diligence whatever in collecting or attempting to collect from the Borrower or any third party by any means. Alliant shall have the exclusive right, which may be exercised from time to time without diminishing or impairing the obligations of WEC hereunder, and without notice of any kind to WEC, to consent to any amendment, modification or waiver of any of the provisions of the Credit Agreement or any related document (so long as the principal amount of loans under the Credit Agreement which are guaranteed under the Guaranty Agreement does not exceed $25 million), grant or enter into any waiver, amendment, modification, extension, refinancing, indulgence, compromise, settlement, discharge or release of any of the provisions of the Guaranty Agreement, the Reimbursement Agreement or any other agreement which relates to the Obligations, and honor any demand for payment under the Guaranty Agreement without inquiry or investigation. WEC unconditionally and irrevocably waives (i) all notices of any kind, including notice of creation or nonpayment of any of the Obligations and notice of any demand or payment made under the Guaranty Agreement, (ii) each and every defense which would otherwise operate to impair or diminish its obligations under this Agreement, (iii) any subrogation to the rights of Alliant against the Borrower and any other claim against the Borrower or any third party which arises as a result of payments made by Alliant pursuant to this Agreement, until all obligations owed to Alliant under the Reimbursement Agreement have been paid or performed in full and such payments are not subject to any right of recovery; and (iv) any setoffs or counterclaims against Alliant which would otherwise impair Alliant's rights against WEC hereunder. Nothing whatever except actual full payment and performance to Alliant shall operate to discharge WEC's obligations hereunder.

     2.   Independent Investigation. WEC has made an independent
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investigation and evaluation of the financial condition of the Borrower, and has not relied (and will not rely) on any information or evaluation provided by Alliant regarding such financial condition.

     3.   Refund of Payments. If at any time, all or any part of any payment
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of the Obligations is returned to or recovered by Alliant by subrogation or otherwise, and is not subject to any right of recovery, Alliant shall refund to WEC the amount of any reimbursement previously received by Alliant from WEC for such payment or portion thereof; provided, however, that the refund shall be limited to fifty percent (50%) of the amount so recovered by Alliant, and WEC shall continue to be responsible for its share of any payments made by Alliant under the Guaranty Agreement thereafter. Alliant shall pay WEC interest on all


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amounts for which Alliant is responsible under this section from the date of receipt of the funds by Alliant to five (5) business days after WEC sends to Alliant a demand for payment of a specified amount due to WEC under this section, at a daily rate equal to the rate payable on Dealer Commercial Paper with a maturity of thirty (30) days as published in the "Money Rates" section of The Wall Street Journal (or, if not so published, as determined by any other reasonable method), and thereafter to and including the date of reimbursement by Alliant at the rate of interest announced by Bank One, NA from time to time as its prime or reference rate for interest rate determinations plus 2% per annum, with the interest rate thereon changing as and when such prime rate changes.

     4.   Warranties.  WEC represents and warrants that:
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          a.   The execution, delivery and performance of this Agreement by
WEC are within the corporate powers of WEC, have been duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of the shareholders of WEC which has not been obtained, (ii) violate any provision of the articles of incorporation or by-laws of WEC or of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to WEC; (iii) require the consent or approval of, or filing or registration with, any governmental body, agency or authority, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of WEC pursuant to, any indenture or other agreement or instrument under which WEC is a party or by which it or any of its properties may be bound or affected.

          b. This Agreement constitutes the legal, valid and binding obligation of WEC enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the enforceability of creditors' rights generally.

     5.   Expenses. WEC shall pay or reimburse Alliant, to the extent Alliant
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is not reimbursed by the Borrower, for (i) fifty percent (50%) of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) paid or incurred by Alliant in connection with the negotiation, preparation, execution, delivery and administration of the Guaranty Agreement, this Agreement and any other document required hereunder or thereunder, including without limitation any amendment, supplement, modification or waiver of or to any of the foregoing; and (ii) all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys' fees and expenses) paid or incurred by Alliant before or after judgment in enforcing, protecting or preserving any of its rights under this Agreement.

     6.   Entire Agreement. This Agreement constitutes the entire agreement
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between Alliant and WEC with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Alliant unless expressed herein.

     7.   Counterparts. This Agreement may be executed in any number of
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counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.


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     8.   No Guarantee of Indebtedness. This Agreement is not, and nothing
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herein contained and no action taken pursuant hereto by WEC shall be construed as, or deemed to constitute, a direct or indirect guarantee by WEC to any person of the payment of any indebtedness, liability or obligation of any kind or character whatsoever of the Borrower.

     9.   No Waiver. Any failure or delay on the part of Alliant in asserting
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or enforcing any of its rights or in making any claims or demands hereunder shall not constitute a waiver of any of Alliant's rights hereunder.

     10.  Successors. This Agreement shall be binding upon the parties
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hereto and their respective successors and assigns. This Agreement is not intended for the benefit of any other person and shall not confer or be deemed to confer upon any other person any benefits, rights or remedies hereunder.

     11.  Governing Law. This Agreement shall be construed in accordance
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with and governed by the internal laws of the State of Wisconsin.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.


                                        ALLIANT ENERGY CORPORATION
(SEAL)
                                        By:
                                              ----------------------------------
                                        Title:
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                                        WISCONSIN ENERGY CORPORATION
(SEAL)
                                        By:
                                              ----------------------------------
                                        Title:
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